Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

We have audited the accompanying consolidated financial statements of Alent plc and its subsidiaries, which comprise the group balance sheets as of 31 December 2014 and 31 December 2013 and the related group income statements, group statements of comprehensive income, group statements of cash flows and group statements of changes in equity for each of the years in the three-year period ended 31 December 2014 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alent plc and its subsidiaries as of 31 December 2014 and 31 December 2013 and the results of their operations and their cash flows for each of the years in the three-year period ended 31 December 2014 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom

30 November 2015

GROUP INCOME STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2014

	Note	2014 £m	2013 £m	2012 £m
Revenue	5	644.8	684.7	713.9
Manufacturing costs before exceptional items	7	(393.8)	(433.3)	(460.6)
Administration, selling and distribution costs before exceptional items	7	(155.9)	(157.3)	(150.3)

Operating profit before exceptional items		95.1	94.1	103.0
Exceptional items	7	(18.1)	(10.3)	(15.8)

Operating profit	5	77.0	83.8	87.2
Share of post-tax profit of joint ventures		1.6	0.8	0.3
Demerger costs	8	—	—	(10.7)
Finance costs	9	(5.7)	(7.4)	(4.1)
Finance income	9	0.5	0.5	0.5

Profit before tax		73.4	77.7	73.2
Income tax costs – ordinary activities	10	(28.5)	(20.9)	(23.3)
– exceptional items	10	1.9	4.8	(4.9)

Profit for the year		46.8	61.6	45.0

Earnings per share (pence)	11
Basic		17.0	22.1	16.2
Diluted		17.0	22.1	16.2

GROUP STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 31 DECEMBER 2014

	Note	2014 £m	2013 £m	2012 £m
Profit for the year		46.8	61.6	45.0
Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurement of the net defined benefit liability	25	(7.0)	3.9	(3.5)
Income tax relating to items not reclassified	10	0.1	—	0.2

		(6.9)	3.9	(3.3)

Items that may be reclassified subsequently to profit or loss
Exchange differences on translation of the net assets of foreign operations	21	3.9	(15.1)	(11.0)
Exchange differences on translation of net investment hedges	21	(4.9)	8.5	—
Change in fair value of cash flow hedges	21	(0.3)	(0.4)	1.9

		(1.3)	(7.0)	(9.1)

Other comprehensive loss for the year, net of tax		(8.2)	(3.1)	(12.4)

Total comprehensive income for the year		38.6	58.5	32.6

GROUP STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 31 DECEMBER 2014

	Note	2014 £m	2013 £m	2012 £m
Cash flows from operating activities
Profit for the year		46.8	61.6	45.0
Adjustments for:
Depreciation	14	9.1	9.0	8.9
Exceptional items	7	18.1	10.3	15.8
Share of post-tax profit of joint ventures		(1.6)	(0.8)	(0.3)
Demerger costs	8	—	—	10.7
Net finance costs	9	5.2	6.9	3.6
Net income tax costs	10	26.6	16.1	28.2

EBITDA		104.2	103.1	111.9

Decrease in inventories		0.1	0.9	(5.1)
Decrease in trade receivables		4.6	4.5	(0.6)
(Decrease)/increase in trade payables		(6.7)	2.4	(8.4)
Decrease/(increase) in other working capital balances		1.8	(2.2)	(5.9)

Net (increase)/decrease in trade and other working capital		(0.2)	5.6	(20.0)
Outflow related to restructuring charges	7	(9.3)	(4.0)	(19.8)
Litigation settlements	7	1.7	—	—
Payment of demerger costs	8	(0.2)	(4.8)	(5.7)
Additional funding contributions into Group pension plans	25	(2.4)	(1.9)	(2.1)

Cash generated from operations		93.8	98.0	64.3
Interest paid		(3.8)	(4.6)	(3.1)
Interest received		0.5	0.5	0.5
Income taxes paid		(17.5)	(19.3)	(22.1)

Net cash inflow from operating activities		73.0	74.6	39.6
Cash flows from investing activities
Capital expenditure	14	(11.7)	(13.7)	(21.9)
Proceeds from the sale of property, plant and equipment		—	0.1	1.8
Proceeds from the sale of investments		—	0.4	—
Acquisition of subsidiaries and joint ventures, net of cash acquired		(0.6)	(1.0)	(1.4)
Disposal of subsidiaries and joint ventures, net of cash disposed	7	0.5	—	—
Dividends received from joint ventures		0.4	5.5	0.3
Other investing outflows		(1.7)	(1.8)	—

Net cash outflow from investing activities		(13.1)	(10.5)	(21.2)

Net cash inflow before financing activities		59.9	64.1	18.4
Cash flows from financing activities
Repayment of borrowings	13	(4.1)	(64.5)	251.5
Purchase of own shares		(0.4)	(0.2)	—
Borrowing facility arrangement costs		(1.1)	—	(2.9)
Dividends paid to equity shareholders	23	(66.3)	(23.3)	—
Capital contribution to Vesuvius plc		—	—	(245.0)

Net cash outflow from financing activities		(71.9)	(88.0)	3.6

Net decrease in cash and cash equivalents	13	(12.0)	(23.9)	22.0
Cash and cash equivalents at 1 January	13	56.3	80.6	60.6
Effect of exchange rate fluctuations on cash and cash equivalents	13	0.6	(0.4)	(2.0)

Cash and cash equivalents at 31 December	13	44.9	56.3	80.6

GROUP BALANCE SHEET

AS AT 31 DECEMBER 2014

	Note	2014 £m	2013 £m
Assets
Property, plant and equipment	14	85.9	85.2
Intangible assets	15	294.3	288.5
Interests in joint ventures		6.3	5.5
Investments		0.7	0.7
Deferred tax assets	10	9.6	11.2
Other receivables		5.4	1.8

Total non-current assets		402.2	392.9

Cash and short-term deposits	13	49.5	63.1
Inventories	18	51.5	51.6
Trade and other receivables	17	128.4	131.0
Income tax recoverable		1.4	0.6
Derivative financial instruments	19	0.8	0.5

Total current assets		231.6	246.8

Total assets		633.8	639.7

Equity
Issued share capital	20	27.8	27.8
Other reserves	21	(439.0)	(437.7)
Retained earnings	22	697.1	722.3

Total equity		285.9	312.4

Liabilities
Interest-bearing borrowings	24	153.0	153.4
Employee benefits	25	24.1	18.8
Other payables	27	0.4	0.6
Provisions	29	14.4	11.7
Deferred tax liabilities	10	37.4	32.4

Total non-current liabilities		229.3	216.9

Interest-bearing borrowings	24	4.8	6.2
Trade and other payables	27	78.9	80.1
Provisions	29	16.3	11.8
Income tax payable		17.9	12.1
Derivative financial instruments	19	0.7	0.2

Total current liabilities		118.6	110.4

Total liabilities		347.9	327.3

Total equity and liabilities		633.8	639.7

GROUP STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 DECEMBER 2014

	Note	Issued share capital £m	Other reserves £m	Retained earnings £m	Total equity £m
As at 1 January 2012		417.7	(421.7)	458.7	454.7
Total comprehensive income
Profit for the year		—	—	45.0	45.0
Other comprehensive loss for the year		—	(9.1)	(3.3)	(12.4)

Total comprehensive (loss)/income for the year		—	(9.1)	41.7	32.6
Transactions with owners
Recognition of share–based payments		—	—	1.0	1.0
Capital reduction		(389.9)	—	389.9	—
Capital contribution to Vesuvius plc		—	—	(245.0)	(245.0)
Capital contribution from Vesuvius plc		—	—	32.7	32.7

Total transactions with owners		(389.9)	—	178.6	(211.3)

As at 1 January 2013		27.8	(430.8)	679.0	276.0
Total comprehensive income
Profit for the year		—	—	61.6	61.6
Other comprehensive loss for the year		—	(7.0)	3.9	(3.1)

Total comprehensive income for the year		—	(7.0)	65.5	58.5
Transactions with owners
Recognition of share–based payments		—	—	1.4	1.4
Purchase of own shares		—	—	(0.2)	(0.2)
Redemption of redeemable preference shares		—	0.1	(0.1)	—
Dividends paid to equity shareholders		—	—	(23.3)	(23.3)

Total transactions with owners		—	0.1	(22.2)	(22.1)

As at 1 January 2014		27.8	(437.7)	722.3	312.4
Total comprehensive income
Profit for the year		—	—	46.8	46.8
Other comprehensive loss for the year		—	(1.3)	(6.9)	(8.2)

Total comprehensive income for the year		—	(1.3)	39.9	38.6
Transactions with owners
Recognition of share–based payments		—	—	1.6	1.6
Purchase of own shares		—	—	(0.4)	(0.4)
Dividends paid to equity shareholders	23	—	—	(66.3)	(66.3)

Total transactions with owners		—	—	(65.1)	(65.1)

As at 31 December 2014		27.8	(439.0)	697.1	285.9

Further information on the movements in the components of the other reserves and retained earnings shown in the table above may be found in notes 21 and 22.

NOTES TO THE FINANCIAL STATEMENTS

1. General Information

Alent plc (“the Company”) is a public limited company registered in England and Wales. The Company’s registered address is Forsyth Road, Sheerwater, Woking GU21 5RZ.

2. Basis of preparation

2.1 Basis of accounting

The consolidated financial statements of Alent plc have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and were approved by the Directors on 30 November 2015.

The information for the years ended 31 December 2014, 31 December 2013 and 31 December 2012 does not constitute the Company’s statutory accounts for the years ended 31 December 2014, 31 December 2013 or 31 December 2012, but are derived from those accounts. Statutory accounts for those years, which were prepared in accordance with International Financial Reporting Standards as adopted by the European Union, have been delivered to the Registrar of Companies. The auditor has reported on those accounts; their reports were (i) unqualified, (ii) did not include a reference to any matters to which the auditor drew attention by way of emphasis without qualifying their report and (iii) did not contain a statement under section 498 (2) or (3) of the Companies Act 2006.

2.2 Basis of consolidation

The consolidated financial statements of the Group incorporate the financial statements of the Company and entities controlled by the Company (its “subsidiaries”). Subsidiaries are entities over which the Company has power and where it is exposed to, or has rights to, variable returns and has the ability to use its power to affect those returns. In assessing whether control exists, potential voting rights that are currently exercisable are taken into account. The results of subsidiaries acquired or disposed of during the year are included in the Group income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those detailed herein to ensure that the Group financial statements are prepared on a consistent basis.

All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

2.3 Demerger of Alent plc from Cookson Group plc

The Performance Materials division was demerged from Vesuvius plc with effect from 19 December 2012 and the entities making up the Performance Materials division were transferred to a new parent company, Alent plc. Application was made to the UK Listing Authority and to the London Stock Exchange for the issued share capital of Alent plc to be admitted to the premium listing segment of the Official List and to trading on the London Stock Exchange’s market for listed securities as from 19 December 2012.

The demerger was effected by a three part transaction as follows:

•	The entire share capital of Cookson Group plc was cancelled and shareholders were given one ordinary share in Vesuvius plc for every share in Cookson Group plc held;

•	The entire share capital of Alent Investments Limited, the holding company of the companies making up the Performance Materials division was transferred to Alent plc;

•	In return for the share capital of Alent Investments Limited, Alent plc allotted and issued to Vesuvius plc shareholders one Alent share (credited as fully paid) for each Vesuvius plc share held at 19 December 2012.

Although Alent plc acquired the entire share capital of Alent Investments Limited, it did not have the power to govern the financial and operating policies of the Performance Materials division. For that reason, the acquisition was accounted for in accordance with the principles of reverse acquisition accounting as set out in IFRS 3, Business Combinations. For the purposes of these consolidated financial statements, this had the effect of the legal acquirer, Alent plc, being treated as having been acquired by its legal subsidiary, Alent Investments Limited. The impact of adopting this reverse acquisition accounting basis is set out in each applicable note to these consolidated financial statements, which have been prepared as if the continuing operations of the Alent Group were in existence for the whole of the period 1 January 2012 to 31 December 2012.

2. Basis of preparation (continued)

Accordingly, the financial statements for 2012 reflect the pre-demerger legal and financing structure of the Alent Group up to 19 December 2012. The segment note for 2012, note 5 below, is presented on a proforma basis, as if the demerger had taken place prior to 1 January 2012 and the proforma adjustments are explained in note 4.11 below.

2.4 Going concern

The Directors have prepared cash flow forecasts and assessed the future funding requirements of the Group and the Company and compared it to the level of long-term debt and committed bank facilities for a period in excess of 12 months from the date that the financial statements were approved. These forecasts reflect an assessment of current and future end-market conditions and their impact on the Group’s future trading performance. The assessment included a sensitivity analysis on the key factors which could affect future cash flow and funding requirements. Having undertaken this work, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future and, accordingly, they have continued to adopt the going concern basis in preparing the financial statements for the year ended 31 December 2014.

2.5 Functional and presentation currency

The financial statements are presented in millions of pounds sterling, which is the functional currency of the Company, and rounded to one decimal place. Foreign operations are included in accordance with the policies set out in note 24.1.

2.6 Disclosure of exceptional items

IAS 1, Presentation of Financial Statements, provides no definitive guidance as to the format of the income statement, but states key lines which should be disclosed, encourages disclosure of additional line items where such presentation will assist in understanding financial performance and requires separate disclosure of material items of income or expense. Accordingly, the Company discloses exceptional items separately on the face of its Group income statement, together with a full explanation of the nature and function of such items in the notes to the financial statements.

Both materiality and the nature and function of the item are considered in deciding whether an item warrants treatment as an exceptional item. Such items may include, inter alia: the financial effect of major restructuring activity; profits or losses relating to current and non-current assets; gains or losses relating to employee benefit plans; profits or losses arising on business disposals; recognition and utilisation of deferred tax assets; and other items, including the taxation impact of the aforementioned items, which have a significant impact on the Group’s results either due to their size or nature.

2.7 New and revised IFRS

During the three years ended 31 December 2014 a number of new and amended IFRS became effective and were adopted by the Group, including IFRS 10 Consolidated Financial Statements and IFRS 11 Joint Arrangements, none of which had a material impact on the Group’s net cash flows, financial position, total comprehensive income or earnings per share.

A number of new and amended IFRS were issued during the year, which do not become effective until after 1 January 2015, none of which is likely to have a material impact on the Group’s net cash flows, financial position, total comprehensive income or earnings per share.

3. Critical judgements in applying accounting policies and key sources of estimation uncertainty

Determining the carrying amount of some assets and liabilities requires estimation of the effect of uncertain future events. The major sources of estimation uncertainty that have a significant risk of resulting in a material adjustment to the carrying amounts of assets or liabilities are noted below.

3.1 Goodwill

The Directors use their judgement to determine the extent to which goodwill has a value that will benefit the performance of the Group over future periods. To assist in making this judgement, the Directors undertake an assessment, at least annually, of the carrying value of the Group’s capitalised goodwill. In the assessment undertaken as at 31 December 2014, further details of which are given in note 16, value in use was derived from discounted five-year cash flow projections, using a growth rate of 3.0% (2013: 3.0%) in the years beyond the projection period and pre-tax discount rates. The projection period is, in the opinion of the Directors, an appropriate period over which to view the future results of the Group’s businesses for this purpose. Changes to the assumptions used in making these forecasts could significantly alter the Directors’ assessment of the carrying value of goodwill.

3.2 Employee benefits

The Group’s financial statements include the costs and obligations associated with the provision of pension and other post-retirement benefits to current and former employees. It is the Directors’ responsibility to set the assumptions used in determining the key elements of the costs of meeting such future obligations. The assumptions are set after consultation with the Group’s actuary, and whilst the Directors believe that the assumptions used are appropriate, a change in the assumptions used would affect the Group’s profit and financial position.

3.3 Liability reserves

Alent has extensive international operations and is subject to various legal and regulatory regimes, including those covering taxation and environmental matters. Several of the Group’s subsidiaries are parties to legal proceedings, certain of which are insured claims arising in the ordinary course of the operations of the company involved, and are aware of a number of issues which are, or may be, the subject of dispute with tax authorities. Reserves are made for the expected amounts payable in respect of known or probable costs resulting both from legal or other regulatory requirements, or from third-party claims. As the settlement of many of the obligations for which reserve is made is subject to legal or other regulatory process, the timing and amount of the associated outflows is subject to some uncertainty. The Directors use their judgement and experience to make reserves in the financial statements for an appropriate amount relating to such matters.

3.4 Taxation

(a) Current tax

Tax benefits are not recognised unless it is probable that they will result in future economic benefits to the Group. In assessing the amount of the benefit to be recognised in the financial statements, the Directors exercise their judgement in considering the effect of negotiations, litigation and any other matters that they consider may impact upon the potential settlement. Any interest and penalties on tax liabilities are provided for in the tax charge. The Group operates internationally and is subject to tax in many different jurisdictions. As a consequence, the Group is routinely subject to tax audits and local enquiries which, by their very nature, can take a considerable period of time to conclude. Provisions are made for known issues based upon the Directors’ interpretation of country-specific tax law and their assessment of the likely outcome.

3. Critical judgements in applying accounting policies and key sources of estimation uncertainty (continued)

3.4 Taxation (continued)

(b) Deferred tax

The Group has recognised deferred tax assets in respect of unutilised losses and other timing differences arising in a number of the Group’s businesses. Account has been taken of future forecasts of taxable profit in arriving at the values at which these assets are recognised. If these forecast profits do not materialise or change, or there are changes in tax rates or to the period over which the losses or timing differences might be recognised, then the value of deferred tax assets will need to be revised in a future period.

The Group also has losses and other timing differences for which no deferred tax assets have been recognised in these financial statements, relating either to loss-making subsidiaries where the future economic benefit of the timing difference is not probable or to where the timing difference is of such a nature that its value is dependent on certain types of profit being earned, such as capital profits. If operating or other appropriate profits are earned in future in these companies, these losses and other timing differences may yield benefit to the Group in the form of a reduced tax charge.

4. Non-GAAP financial measures

The Company uses a number of non-Generally Accepted Accounting Practice (“non-GAAP”) financial measures in addition to those reported in accordance with IFRS. The Directors believe that these non-GAAP measures, listed below, are important when assessing the underlying financial and operating performance of the Group and its businesses.

4.1 Net Sales Value (“NSV”)

NSV is revenue less commodity metals that pass through to customers. As the changes in the value of these commodity metals are passed through to customers, NSV is a more appropriate measure of the underlying activity of the business.

4.2 Return on sales and NSV margin

Return on sales is calculated as adjusted operating profit divided by revenue and NSV margin is calculated as adjusted operating profit divided by NSV.

4.3 Adjusted results

Adjusted operating profit, adjusted profit before tax, adjusted profit for the year and adjusted earnings per share are, where appropriate, each stated before: exceptional items; amortisation of acquired intangible assets; deferred tax on acquired intangible assets and goodwill; utilisation of deferred tax assets (where initial recognition was as an exceptional item); acquisition costs; the impact arising from the fair valuing of financial instruments and profits or losses arising on business disposals. For 2012, adjusted operating profit, adjusted profit before tax, adjusted profit for the year and adjusted earnings per share, all include the effect of proforma adjustments.

4.4 Free cash flow

Free cash flow is defined as net cash flow from operating activities after net outlays for the purchase and sale of property, plant and equipment and dividends from joint ventures but before additional funding contributions to Group pension plans.

4.5 Average working capital to sales ratio

The average working capital to sales ratio is calculated as the percentage of average working capital balances to the annualised revenue for the year. Average working capital (comprising inventories, trade and other receivables, and trade and other payables) is calculated as the average of the six previous month-end balances, and annualised revenue is derived from the revenue for the previous six months.

4. Non-GAAP financial measures (continued)

4.6 EBITDA

EBITDA is calculated as the total of operating profit before exceptional items and depreciation charges.

4.7 Net interest

Net interest is calculated as interest payable on borrowings less interest receivable, excluding any item therein considered by the Directors to be exceptional.

4.8 Net debt

Net debt comprises the net total of: short-term deposits; cash at bank and in hand; bank overdrafts; and current and non-current interest-bearing borrowings net of capitalised borrowing costs.

4.9 Net debt to EBITDA

Net debt to EBITDA is the ratio of net debt at the year-end to EBITDA for that year.

4.10 Return on capital employed

Return on capital employed (“ROCE”) is calculated as adjusted operating profit plus share of post-tax profit of joint-ventures, divided by average capital employed (being total equity plus net debt, net defined benefit liability, income tax and deferred tax).

4.11 Proforma adjustments

In order to provide clearer financial information and performance metrics of Alent, proforma financial adjustments have been made to present the segment results for 2012 as if Alent had been a standalone Group for the whole of that period.

Proforma central costs of £7.5m represent estimated annual costs associated with becoming a separate stand-alone Group. Accordingly these costs have been presented on a proforma basis in the segmental analysis for 2012.

Proforma finance costs adjustments have been made to reflect Alent’s post-demerger banking arrangements and debt levels, increasing the statutory net finance costs for 2012 by £4.9m, to £8.5m on a proforma basis.

Proforma tax adjustments have been made to reflect Alent’s post-demerger structure and performance. As a result the proforma tax charge on ordinary activities for 2012 was £20.8m on adjusted profit before tax of £89.0m, an effective tax rate (before share of post-tax profit from joint ventures) of 23.4%.

5. Segment information

The segment information contained in this note makes reference to several non-GAAP financial measures, definitions for which can be found in note 4.

5.1 Accounting policy

Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for goods supplied and services rendered to customers after deducting rebates, discounts and value-added taxes, and after eliminating sales within the Group. Where a contractual arrangement consists of two or more separate elements that can be provided to customers either on a stand-alone basis or as an extra, such as the provision of supplementary materials with equipment, revenue is recognised for each element as if it were an individual contractual arrangement.

Revenue from the sale of goods is recognised when the significant risks and rewards of ownership have been transferred to the customer, there is no continuing management involvement with the goods and recovery of the related consideration is probable. In practice this usually occurs when the goods have been delivered to, and accepted by, the customer. A provision for anticipated returns is made based primarily on historical return rates.

5. Segment information (continued)

5.2 Business segments

For reporting purposes, the Group is organised into two main business segments, namely Assembly Materials and Surface Chemistries. It is the Alent Board that makes the key operating decisions in respect of these segments. The information used by the Board to review performance and determine resource allocation is presented with the Group’s activities analysed between these two business segments. Taking into account the basis on which the Group’s activities are reported to the Alent Board and the nature of the products and services within each of these business segments, the Directors believe that these two business segments are the appropriate way to analyse the Group’s results.

As required by IFRS 8 Operating Segments, the Group’s segment results shown in the tables below are presented in the same format as they are reported to the Alent Board, namely on an adjusted basis (note 4.3) and additionally for 2012 reflecting the impact of proforma adjustments (note 4.11). Segment revenue represents revenue from external customers (inter-segment revenue is not material) and segment result is operating profit before exceptional items and before corporate costs directly related to managing the parent company, which are reported separately in the tables below. Segment result includes items directly attributable to a segment as well as those items that can be allocated on a reasonable basis.

5.3 Income statement

	2014
	Assembly Materials £m	Surface Chemistries £m	Corporate/ Unallocated £m	Group £m
Segment revenue	393.9	250.9	—	644.8

Segment net sales value	204.9	208.1	—	413.0

Adjusted segment EBITDA	62.8	48.5	—	111.3
Segment depreciation	(5.2)	(3.9)	—	(9.1)

Adjusted segment result	57.6	44.6	—	102.2
Adjusted corporate costs	—	—	(7.1)	(7.1)

Adjusted operating profit	57.6	44.6	(7.1)	95.1
Exceptional items	(4.2)	(1.3)	(12.6)	(18.1)

Operating profit	53.4	43.3	(19.7)	77.0

Share of post-tax profit of joint ventures				1.6
Finance costs				(5.7)
Finance income				0.5

Profit before tax				73.4

Return on sales margin (%)	14.6	17.8	—	14.7
NSV margin (%)	28.1	21.4	—	23.0
Capital expenditure additions (£m)	6.0	5.7	—	11.7

The Group’s share of post-tax profit from joint ventures of £1.6m included a one-off pension settlement gain of £1.4m.

5. Segment information (continued)

5.3 Income statement (continued)

	2013
	Assembly Materials £m	Surface Chemistries £m	Corporate/ Unallocated £m	Group £m
Segment revenue	423.1	261.6	—	684.7

Segment net sales value	209.5	210.6	—	420.1

Adjusted segment EBITDA	63.4	46.5	—	109.9
Segment depreciation	(5.2)	(3.8)	—	(9.0)

Adjusted segment result	58.2	42.7	—	100.9
Adjusted corporate costs	—	—	(6.8)	(6.8)

Adjusted operating profit	58.2	42.7	(6.8)	94.1
Exceptional items	(4.4)	(5.9)	—	(10.3)

Operating profit	53.8	36.8	(6.8)	83.8

Share of post-tax profit of joint ventures				0.8
Finance costs				(7.4)
Finance income				0.5

Profit before tax				77.7

Return on sales margin (%)	13.8	16.3	—	13.7
NSV margin (%)	27.8	20.3	—	22.4
Capital expenditure additions (£m)	5.3	8.4	—	13.7

	2012
	Assembly Materials £m	Surface Chemistries £m	Corporate/ Unallocated £m	Group £m
Segment revenue	438.7	275.2	—	713.9

Segment net sales value	208.0	208.7	—	416.7

Adjusted segment EBITDA	64.1	49.5	—	113.6
Segment depreciation	(5.4)	(3.5)	—	(8.9)

Adjusted segment result	58.7	46.0	—	104.7
Adjusted corporate costs	—	—	(7.5)	(7.5)

Adjusted operating profit	58.7	46.0	(7.5)	97.2
Proforma adjustments[1]	(1.2)	(0.8)	7.8	5.8
Exceptional items	(0.4)	(9.7)	(5.7)	(15.8)

Operating profit	57.1	35.5	(5.4)	87.2

Share of post-tax profit of joint ventures				0.3
Demerger costs				(10.7)
Finance costs[2]				(4.1)
Finance income[2]				0.5

Profit before tax				73.2

Return on sales margin (%)	13.4	16.7	—	13.6
NSV margin (%)	28.2	22.0	—	23.3
Capital expenditure additions (£m)	6.9	15.0	—	21.9

1.	See note 4.11 for an explanation of the Proforma adjustments.
2.	Excluding the impact of Proforma adjustments.
3.	2012 segment information presents adjusted segment EBITDA, adjusted segment result and adjusted operating profit on a proforma basis (note 4.11).

5. Segment information (continued)

5.4 Geographic analysis

	External revenue			Non-current assets
	2014 £m	2013 £m	2012 £m	2014 £m	2013 £m
China (including Hong Kong)	156.4	161.1	167.2	31.1	30.7
United States of America	150.1	165.0	174.5	123.1	112.4
Germany	63.6	66.5	73.6	35.9	31.6
Taiwan	52.6	58.9	70.5	3.5	3.5
Singapore	30.8	28.5	28.1	94.7	90.7
United Kingdom	27.9	29.0	27.7	18.8	18.9
Brazil	24.8	31.7	33.7	1.7	2.4
Rest of the World	138.6	144.0	138.6	83.8	91.5

Total Group	644.8	684.7	713.9	392.6	381.7

External revenue disclosed in the table above is based upon the geographical location of the operation. The Group’s customers are widely dispersed around the world and no single country included within Rest of the World in the table above, for the years presented, amounts to more than 5% of the Group’s total external revenue. Non-current assets exclude deferred tax assets.

5.5 Products and customers

The Group is not dependent upon any single customer for its revenue and no single customer, for the years presented in the tables above, accounts for more than 10% of the Group’s total external revenue.

6. Employees

6.1 Employee benefits expense

		2014 £m	2013 £m	2012 £m
Wages and salaries		115.2	117.0	99.5
Social security costs		9.6	7.4	6.4
Pension costs	– defined contribution pension plans (note 25)	6.1	5.8	5.6
	– defined benefit pension and other post-retirement plans (note 25)	0.9	1.4	(1.0)
Share-based payments (note 26)		1.3	1.3	1.2

Total employee benefits expense		133.1	132.9	111.7

Of the total employee benefits expense of £133.1m (2013: £132.9m; 2012: £111.7m), £125.4m (2013: £123.4m; 2012: £111.2m) was charged in arriving at operating profit before exceptional items; £0.8m (2013: £1.1m; 2012: £0.5m) was charged within finance costs; and £6.9m (2013: £8.4m; 2012: £nil) was charged within exceptional items. The total employee benefits expense for 2013 has been amended from £124.5m to £132.9m to include £8.4m of employee benefits expenses recognised within exceptional items.

7. Exceptional items

The tables below detail the exceptional items charged in arriving at Group operating profit, together with the segment against which they were charged.

	Assembly Materials £m	Surface Chemistries £m	Corporate/ Unallocated £m	2014 £m
Restructuring charges	2.3	3.6	2.3	8.2
Litigation settlement charges	—	—	7.3	7.3
Disposal and closure costs	—	—	3.0	3.0
Impairment charges	2.1	—	—	2.1

Total exceptional charges	4.4	3.6	12.6	20.6

Litigation settlement income	—	(2.3)	—	(2.3)
Profit on disposal of continuing operations	(0.2)	—	—	(0.2)

Total exceptional income	(0.2)	(2.3)	—	(2.5)

Total net exceptional charges	4.2	1.3	12.6	18.1

	Assembly Materials £m	Surface Chemistries £m	Corporate/ Unallocated £m	2013 £m
Restructuring charges	4.4	5.9	—	10.3

Total net exceptional charges	4.4	5.9	—	10.3

	Assembly Materials £m	Surface Chemistries £m	Corporate/ Unallocated £m	2012 £m
Restructuring charges	0.4	3.1	—	3.5
Loss on construction contract	—	6.6	—	6.6
Disposal and closure costs	—	—	5.7	5.7

Total net exceptional charges	0.4	9.7	5.7	15.8

Restructuring charges

Restructuring charges in the year amounted to £8.2m (2013: £10.3m; 2012: £3.5m) and arose in connection with operational restructuring initiatives that included redundancy programmes, the downsizing or closure of facilities, the streamlining of manufacturing processes and the rationalisation of product lines, and corporate management restructuring initiatives comprising termination payments and other costs related to the replacement of the Chief Executive and other senior management positions. The net tax credit attributable to these restructuring charges was £0.7m (2013: £1.9m; 2012: £0.6m). Restructuring cash costs of

£9.3m (2013: £4.0m; 2012: £19.8m) were incurred in the year, in respect of restructuring initiatives commenced in both 2014 and prior years.

Litigation settlements

Charges: During 2014 the Group recognised litigation charges of £7.3m (2013: £nil; 2012: £nil) arising on settlement of legacy issues that pre-dated the demerger from Cookson Group plc in 2012. Of these charges, £6.4m (2013: £nil; 2012: £nil) related to the full and final settlement that was reached in February 2015 of actions brought by MacDermid (incorporated in the United States) against Alent and Vesuvius plc that arose out of corporate activity between the parties in 2006, and represents Alent’s share of the gross settlement, after recoveries from insurance and Vesuvius plc. At 31 December 2013 this matter was treated as a contingent liability.

Income: Litigation settlement income of £2.3m (2013: £nil; 2012: £nil) arose following the settlement in 2014 of patent litigation.

No tax credits or charges (2013: £nil; 2012: £nil) were attributable to any of these settlements. The Group cash flow statement reflects £1.7m received in respect of litigation settlements, representing £0.1m (2013: £nil; 2012: £nil) paid in relation to settlement charges and £1.8m (2013: £nil; 2012: £nil) received in relation to settlement income.

Disposal and closure costs

Costs of £3.0m (2013: £nil; 2012 £5.7m) were recognised in connection with the demolition, environmental clean-up and monitoring of sites of former Group businesses that were either closed or disposed of in prior years. No tax credit (2013: £nil; 2012:

£nil) was attributable to these costs.

7. Exceptional items (continued)

Impairment charges

Impairment charges of £2.1m (2013: £nil; 2012: £nil) were incurred in respect of an uneconomic product line in the Assembly Materials division. A tax credit of £0.1m (2013: £nil; 2012: £nil) was attributable to these charges.

Profit on disposal of continuing operations

The profit on disposal of continuing operations of £0.2m (2013: £nil; 2012: £nil) arose on disposal of the US stencils business of the Assembly Materials division. No tax charge (2013: £nil; 2012: £nil) was attributable to this profit. The disposal generated cash proceeds of £0.5m (2013: £nil; 2012: £nil).

Loss on construction contract

The one-off loss on a construction contract of £6.6m in 2012 related to a contract for the installation of a chemical treatment line and represented the additional costs to complete the project incurred by Alent after the third party sub-contracted to carry out the work went into liquidation. The tax credit attributable to this loss was £1.9m.

Impact of exceptional items on reported costs

The table below shows manufacturing costs and administration, selling and distribution costs, both before and after items reported as exceptional items in the Group income statement.

	2014			2013			2012
	Before exceptional items £m	Exceptional items £m	After exceptional items £m	Before exceptional items £m	Exceptional items £m	After exceptional items £m	Before exceptional items £m	Exceptional items £m	After exceptional items £m
Manufacturing costs	393.8	4.3	398.1	433.3	—	433.3	460.6	6.6	467.2
Administration, selling and distribution costs	155.9	13.8	169.7	157.3	10.3	167.6	150.3	9.2	159.5

	549.7	18.1	567.8	590.6	10.3	600.9	610.9	15.8	626.7

8. Demerger costs

One-off costs of £10.7m were incurred in 2012 in effecting the demerger of Alent from Cookson Group plc, of which £0.2m (2013: £4.8m; 2012: £5.7m) were paid in cash in the year. The costs principally related to professional fees for audit and accounting services, pension advice, and legal and regulatory compliance services.

9. Finance costs and finance income

9.1 Accounting policy

Borrowing costs are recognised as an expense in the income statement using the effective interest rate method.

9.2 Net finance costs

	2014 £m	2013 £m	2012 £m
Finance costs	5.7	7.4	4.1
Finance income	(0.5)	(0.5)	(0.5)

Total net finance costs	5.2	6.9	3.6

9. Finance costs and finance income (continued)

9.3 Finance costs and finance income

	2014 £m	2013 £m	2012 £m
Interest payable on borrowings:
Loans, overdrafts and factoring arrangements	4.8	6.2	0.9
Other borrowings	—	—	2.3

Total interest payable on borrowings	4.8	6.2	3.2
Other interest payable:
Net interest expense on the net defined benefit liability	0.8	1.1	0.5
Unwinding of discounted provisions	0.1	0.1	0.4

Total finance costs	5.7	7.4	4.1

Interest receivable	(0.5)	(0.5)	(0.5)

Total finance income	(0.5)	(0.5)	(0.5)

10. Income tax

10.1 Accounting policy

Tax expense represents the sum of current tax and deferred tax. Current and deferred tax are recognised in profit or loss except to the extent that they relate to items charged or credited in other comprehensive income or directly to equity, in which case the associated tax is also dealt with in other comprehensive income or directly to equity.

Current tax is based on taxable profit for the year. Taxable profit differs from profit before tax as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable nor deductible. The Group’s liability for current tax is calculated using tax rates and laws that have been enacted, or substantively enacted, by the balance sheet date.

Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method.

Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on tax rates and laws that have been enacted, or substantively enacted, by the balance sheet date.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

10. Income tax (continued)

10.2 Income tax costs

	2014 £m	2013 £m	2012 £m
Current tax
Current year	22.0	18.9	22.1
Adjustments in respect of prior years	—	0.5	(0.9)

Total current tax	22.0	19.4	21.2

Deferred tax
Origination and reversal of temporary taxable differences	3.4	2.9	4.6
Utilisation of US deferred tax asset	5.8	—	—
Recognition of US deferred tax asset	(4.0)	(6.1)	—
Adjustments in respect of prior years	(0.6)	(0.1)	2.4

Total deferred tax	4.6	(3.3)	7.0

Total income tax costs	26.6	16.1	28.2

Total income tax costs attributable to:
Ordinary activities	28.5	20.9	23.3
Exceptional items	(1.9)	(4.8)	4.9

Total income tax costs	26.6	16.1	28.2

The Group’s total income tax costs of £26.6m (2013: £16.1m; 2012: £28.2m) include an exceptional credit of £1.9m (2013: £4.8m; 2012: £4.9m charge) as analysed in the table below:

	2014 £m	2013 £m	2012 £m
Restructuring charges	0.7	1.9	0.6
Loss on construction contract	—	—	1.9
Impairment charges	0.1	—	—
Deferred tax on goodwill	(2.9)	(3.2)	(4.5)
Demerger related tax costs	—	—	(2.9)
Recognition of US deferred tax asset	4.0	6.1	—

Total net exceptional tax credit	1.9	4.8	(4.9)

Tax credited in the Group statement of comprehensive income in the year amounted to £0.1m (2013: £nil; 2012: £0.2m) all of which related to net actuarial gains and losses on employee benefit plans.

The Group operates in a number of countries that have differing tax rates, laws and practices. Changes in any of these areas could, adversely or positively, impact the Group’s tax charge in the future. Continuing losses, or insufficiency of taxable profit to absorb all expenses, in any subsidiary could have the effect of increasing tax charges in the future, relative to 2014, as effective tax relief may not be available for those losses or expenses. Other significant factors affecting the tax charge are described in notes 3.4 and 10.1.

10. Income tax (continued)

10.3 Reconciliation of income tax costs to profit before tax

	2014 £m	2013 £m	2012 £m
Profit before tax	73.4	77.7	73.2

Tax at the UK corporation tax rate of 21.5% (2013: 23.25%; 2012: 24.5%)	15.8	18.1	17.9
Overseas tax rate differences	7.8	4.4	2.9
Withholding taxes	4.5	2.7	5.6
Deferred tax on goodwill	2.9	3.2	4.5
Recognition of US deferred tax asset	(4.0)	(6.1)	—
Expenses not deductible for tax purposes	0.3	0.2	2.6
Utilisation of unrecognised deferred tax asset	(0.1)	(6.8)	(6.8)
Adjustments in respect of prior years	(0.6)	0.4	1.5

Total income tax costs	26.6	16.1	28.2

10.4 Deferred tax

	Operating losses £m	Intangible assets £m	Other £m	Total £m
As at 1 January 2013	2.7	(28.9)	1.5	(24.7)
Exchange adjustments	(0.3)	0.6	(0.1)	0.2
Credit/(charge) to Group income statement	6.4	(3.2)	0.1	3.3

As at 1 January 2014	8.8	(31.5)	1.5	(21.2)
Exchange adjustments	0.1	(2.2)	—	(2.1)
Credit to Group statement of other comprehensive income	—	—	0.1	0.1
Credit/(charge) to Group income statement	(3.9)	(1.6)	0.9	(4.6)

As at 31 December 2014	5.0	(35.3)	2.5	(27.8)

	2014 £m	2013 £m
Recognised in the Group balance sheet as:
Non-current deferred tax assets	9.6	11.2
Non-current deferred tax liabilities	(37.4)	(32.4)

Net total deferred tax liabilities	(27.8)	(21.2)

Tax loss carry-forwards and other temporary differences of £nil (2013: £0.2m) were recognised by subsidiaries reporting a loss in 2013 or 2014. On the basis of approved business plans of these subsidiaries, the Directors consider it probable that the tax loss carry-forwards and temporary differences can be offset against future taxable profits.

As at 31 December 2014, the Group recognised a deferred tax asset of £5.0m (2013: £8.8m) related to tax loss carry-forwards on the basis that it is probable that there will be sufficient future taxable profits to recover the asset. The period used for assessment of the recovery of the deferred tax asset was from between 1 to 3 years. In determining this period the Directors took into account the uncertainty in the future profitability of the relevant operations and, in particular, whether or not those operations have a recent history of losses and have established a consistent track record of profits.

10. Income tax (continued)

10.4 Deferred tax (continued)

The total deferred tax asset not recognised as at 31 December 2014 was £126.6m (2013: £128.7m) as analysed below.

	2014 £m	2013 £m
Operating losses	71.6	67.9
Capital losses available to offset future US capital gains (due to expire 2016)	19.6	18.5
Other timing differences	35.4	42.3

Total deferred tax asset not recognised	126.6	128.7

In accordance with the accounting policy in note 10.1, these items have not been recognised as deferred tax assets on the basis that their future economic benefit is not probable.

As at 31 December 2014, the Group had total operating losses carried forward with a tax value of £76.6m (2013: £76.7m) as analysed below.

	2014 £m	2013 £m
Losses available to set against future US taxable income (due to expire 2021 to 2033)	58.2	57.8

Losses available to set against future UK taxable income (may be carried forward indefinitely)	11.2	9.7

Losses available to set against future ROW taxable income
Due to expire within 5 years	1.0	2.3
Due to expire between 5 and 20 years	2.3	2.8
Carried forward indefinitely	3.9	4.1

ROW operating losses	7.2	9.2

Total net operating losses	76.6	76.7

The above losses available relating to the rest of the world arise in a number of countries and are not individually significant, reflecting the spread of the Group’s operations.

As at 31 December 2014, the Group had unrecognised US tax credits carried forward with a tax value of £10.2m (2013: £18.1m) as follows:

	2014 £m	2013 £m
US research and experimentation credits (due to expire 2017 to 2034)	5.5	4.9
US foreign tax credits (due to expire 2022 to 2024)	4.7	13.2

Total US tax credits	10.2	18.1

From 1 April 2014, the UK corporation tax rate reduced from 23% to 21%. On 2 July 2013, the UK Government passed the 2013 Finance Bill, which will reduce the main rate of corporation tax to 20% from 1 April 2015. Accordingly, the Group’s closing UK deferred tax liability has been provided using a tax rate of between 21% and 20%, depending on the expected timing of the realisation or settlement of the liability.

11. Earnings per share (“EPS”)

11.1 Per share amounts

	2014 pence	2013 pence	2012 pence
EPS – basic	17.0	22.1	16.2
– diluted	17.0	22.1	16.2

11.2 Earnings for EPS

Basic and diluted EPS are based upon profit for the year as reported in the Group income statement of £46.8m (2013: £61.6m; 2012: £45.0m).

11.3 Weighted average number of shares

	2014 m	2013 m	2012 m
For calculating basic EPS	275.3	278.4	277.5
Adjustment for dilutive potential ordinary shares	0.3	0.6	0.9

For calculating diluted EPS	275.6	279.0	278.4

For the purposes of calculating diluted EPS, the weighted average number of ordinary shares is adjusted to include the weighted average number of ordinary shares that would be issued on the conversion of all dilutive potential ordinary shares relating to the Company’s share-based payment plans. Potential ordinary shares are only treated as dilutive when their conversion to ordinary shares would decrease earnings per share, or increase loss per share, from continuing operations.

Other than the ordinary shares shown as being dilutive in the table above, the Company had no other outstanding options or share awards in relation to its share-based payment plans that could dilute EPS in the future, but which are not included in the calculation of diluted EPS above because they were anti-dilutive in the years presented.

12. Free cash flow

	2014 £m	2013 £m	2012 £m
Net cash inflow from operating activities	73.0	74.6	39.6
Additional funding contributions into Group pension plans	2.4	1.9	2.1
Capital expenditure	(11.7)	(13.7)	(21.9)
Proceeds from the sale of property, plant and equipment	—	0.1	1.8
Dividends received from joint ventures	0.4	5.5	0.3

Free cash flow	64.1	68.4	21.9

13. Reconciliation of movement in net debt

	Balance at 1 January 2014 £m	Foreign exchange adjustments £m	Non-cash movements £m	Cash flow £m	Balance at 31 December 2014 £m
Short-term deposits	0.6	—	—	7.4	8.0
Cash at bank and in hand	62.5	0.4	—	(21.4)	41.5

Cash and short-term deposits	63.1	0.4	—	(14.0)	49.5
Bank overdrafts	(6.8)	0.2	—	2.0	(4.6)

Cash and cash equivalents	56.3	0.6	—	(12.0)	44.9

Current interest-bearing borrowings	(0.2)	—	—	—	(0.2)
Non-current interest-bearing borrowings	(154.7)	(4.9)	—	4.1	(155.5)
Capitalised borrowing costs	2.1	—	0.4	—	2.5

Borrowings, excluding bank overdrafts	(152.8)	(4.9)	0.4	4.1	(153.2)

Net debt	(96.5)	(4.3)	0.4	(7.9)	(108.3)

Net debt is a measure of the Group’s net indebtedness to banks and other external financial institutions and comprises the net total of: short-term deposits; cash at bank and in hand; bank overdrafts; and current and non-current interest-bearing borrowings net of capitalised borrowing costs. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the Group statement of cash flows. There is no significant difference between the fair value of the Group’s net debt and the amount at which it is reported in the Group balance sheet.

14. Property, plant and equipment

14.1 Accounting policy

Freehold land is carried at cost less accumulated impairment losses. Other items of property, plant and equipment are carried at cost less accumulated depreciation and accumulated impairment losses. Costs are capitalised only when it is probable that they will result in future economic benefits flowing to the Group and when they can be measured reliably. All other repairs and maintenance expenditure is charged to the Group income statement in the period in which it is incurred.

Freehold land is not depreciated. Depreciation on other items of property, plant and equipment begins when the asset is available for use and is therefore not charged on construction in progress. Depreciation is charged to the Group income statement on a straight-line basis so as to write off the cost less residual value of the asset over its estimated useful life as follows:

Asset category		Estimated useful life
Freehold property		between 10 and 50 years
Leasehold property		the term of the lease
Plant and equipment	– motor vehicles	between 1 and 5 years
	– information technology equipment	between 1 and 5 years
	– other	between 5 and 15 years

The depreciation method used, residual values and estimated useful lives are reviewed and changed, if appropriate, at least at each financial year-end. As described in note 16.1, an asset’s carrying amount is immediately written down to its recoverable amount if its carrying amount is greater than its estimated recoverable amount. Gains and losses arising on disposals are determined by comparing the sales proceeds with the carrying amount and are recognised in the Group income statement.

14. Property, plant and equipment (continued)

14.2 Movement in net book value

	Freehold property £m	Leasehold property £m	Plant and equipment £m	Construction in progress £m	Total £m
Cost
As at 1 January 2013	52.4	16.8	135.2	18.2	222.6
Exchange adjustments	(0.9)	(0.7)	(4.3)	—	(5.9)
Capital expenditure additions	0.1	—	6.0	7.6	13.7
Disposals	(0.1)	(0.1)	(3.0)	—	(3.2)
Reclassifications	0.3	0.4	2.4	(3.1)	—

As at 1 January 2014	51.8	16.4	136.3	22.7	227.2
Exchange adjustments	(0.1)	0.2	2.3	(0.1)	2.3
Capital expenditure additions	0.4	0.1	4.6	6.6	11.7
Disposals	(0.8)	—	(5.0)	—	(5.8)
Business disposals	—	(0.1)	(0.9)	—	(1.0)
Reclassifications	0.2	(0.3)	22.1	(22.0)	—

As at 31 December 2014	51.5	16.3	159.4	7.2	234.4

Accumulated depreciation and impairment losses
As at 1 January 2013	30.0	9.2	99.5	—	138.7
Exchange adjustments	(0.3)	(0.4)	(2.5)	—	(3.2)
Depreciation charge	0.8	0.9	7.3	—	9.0
Disposals	—	—	(2.5)	—	(2.5)
Reclassifications	0.3	—	(0.3)	—	—

As at 1 January 2014	30.8	9.7	101.5	—	142.0
Exchange adjustments	0.2	0.2	1.1	—	1.5
Depreciation charge	0.9	0.5	7.7	—	9.1
Impairment loss	—	—	2.1	—	2.1
Disposals	(0.6)	—	(4.7)	—	(5.3)
Business disposals	—	(0.1)	(0.8)	—	(0.9)
Reclassifications	(0.1)	0.1	—	—	—

As at 31 December 2014	31.2	10.4	106.9	—	148.5

Net book value as at 31 December 2014	20.3	5.9	52.5	7.2	85.9

Net book value as at 31 December 2013	21.0	6.7	34.8	22.7	85.2

Net book value as at 1 January 2013	22.4	7.6	35.7	18.2	83.9

15. Intangible assets

Intangible assets comprise goodwill that has been acquired through business combinations.

15.1 Accounting policy

(a) Goodwill

Goodwill arising in a business combination is initially recognised as an asset at cost, measured as the excess of the aggregate of the acquisition-date fair value of the consideration transferred and the amount of any non-controlling interest acquired over the net of the acquisition-date fair value amounts of the identifiable assets acquired and liabilities assumed. When the excess is negative, a bargain purchase gain is recognised immediately in profit or loss. Goodwill is subsequently measured at cost less accumulated impairment losses, with impairment testing carried out annually, or more frequently when there is an indication that the cash-generating unit to which the goodwill has been allocated may be impaired. On disposal of a business, the attributable amount of goodwill is included in the calculation of the profit or loss on disposal.

(b) Research and development costs

Research Expenditure on research activities is recognised in the income statement as an expense in the year in which it is incurred.

Development Development expenditure is capitalised only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognised in the income statement as an expense in the year in which it is incurred.

In determining whether development expenditure is capitalised as an intangible asset or recognised in the income statement as an expense, management considers whether the strict intangible asset recognition criteria set out in IAS 38, Intangible Assets, have been met at the time the expenditure is incurred. In making this determination, management recognise that a significant portion of the development expenditure undertaken by the Group is focused on incremental improvements to existing products, as opposed to new or substantially improved products, and that for most of the Group’s product developments commercial feasibility is not probable until acceptance by potential end customers, so future economic benefits from the developments are not often probable at the time the expenditure is incurred.

15.2 Movement in net book value

	2014	2013
	Goodwill £m	Goodwill £m
Cost and net book value
As at 1 January	288.5	295.0
Exchange adjustments	5.9	(6.5)
Business disposals	(0.1)	—

As at 31 December	294.3	288.5

15.3 Analysis of goodwill by cash-generating unit (“CGU”)

Goodwill acquired in a business combination is allocated to each of the Group’s CGUs expected to benefit from the synergies of the combination. For the purposes of impairment testing, the Directors consider that the Group has two CGUs: the Assembly Materials and Surface Chemistries businesses. These CGUs represent the lowest level within the Group at which goodwill is monitored.

	2014 £m	2013 £m
Surface Chemistries	225.5	223.7
Assembly Materials	68.8	64.8

Total goodwill	294.3	288.5

16. Impairment of tangible and intangible assets

16.1 Accounting policy

At each balance sheet date, the Directors review the carrying value of the Group’s tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent, if any, of the impairment loss. Where it is not feasible to estimate the recoverable amount of an individual asset, the Directors estimate the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs.

Goodwill acquired in a business combination is allocated to each of the Group’s CGUs expected to benefit from the synergies of the combination and the Directors carry out annual impairment testing of the carrying value of its CGUs, to assess the need for any impairment of the carrying value of goodwill and other intangible and tangible assets associated with these CGUs.

For the purpose of impairment testing, the recoverable amount of an asset or CGU is the higher of (i) its fair value less costs to sell and (ii) its value in use. If the recoverable amount of a CGU is less than the carrying amount of that CGU, the resulting impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the CGU and then to the other assets of the CGU pro rata on the basis of the carrying amount of each asset in the CGU. An impairment loss recognised for goodwill is not reversed in a subsequent period. An impairment loss recognised in a prior year for an asset other than goodwill may be reversed where there has been a change in the estimates used to measure the asset’s recoverable amount since the impairment loss was recognised. The value in use calculations of the Group’s CGUs are based on detailed business plans covering a five year period from the balance sheet date. The cash flows in the calculations are discounted to their current value using pre-tax discount rates.

16.2 Key assumptions

The key assumptions used in determining value in use are NSV margin, growth rates and discount rates. NSV margin assumptions are based on historical financial information, adjusted to factor in the anticipated impact of restructuring and rationalisation plans already announced at the balance sheet date.

Growth rates are determined with reference to: current market conditions; external forecasts and historical trends for the Group’s key end-markets of electronics and automotive; and expected growth in output within the industries in which each CGU operates. A perpetuity growth rate of 3.0% (2013: 3.0%) has been applied based upon external forecasts of the long-term growth rates experienced in the Group’s end-market locations.

Discount rates are calculated for each CGU, reflecting market assessments of the time value of money and the risks specific to each CGU. The pre-tax discount rate used for the Assembly Materials CGU was 13.4% (2013: 14.1%) and for the Surface Chemistries CGU 11.3% (2013: 12.5%).

16.3 Goodwill impairment

In assessing goodwill for potential impairment as at 31 December 2014 and 31 December 2013, the Directors made use of detailed calculations of the recoverable amount of the Group’s CGUs as at those dates. Those calculations resulted in recoverable amounts significantly higher than the carrying values of each of the Group’s CGUs and consequently no impairment charges were recognised.

17. Trade and other receivables

17.1 Accounting policy

Trade and other receivables are initially recognised at fair value and subsequently measured at amortised cost, using the effective interest method, less impairment losses.

17.2 Analysis of trade and other receivables

	2014			2013
	Gross £m	Impairment £m	Net £m	Gross £m	Impairment £m	Net £m
Trade receivables – current	99.0	(0.1)	98.9	100.0	—	100.0
– 1 to 30 days past due	7.6	(0.2)	7.4	9.2	(0.1)	9.1
– 31 to 60 days past due	1.5	(0.3)	1.2	1.6	(0.1)	1.5
– 61 to 90 days past due	0.6	(0.4)	0.2	0.4	(0.1)	0.3
– more than 90 days past due	1.7	(1.6)	0.1	2.1	(1.8)	0.3

Trade receivables	110.4	(2.6)	107.8	113.3	(2.1)	111.2

Other receivables			15.1			14.6
Prepayments and accrued income			5.5			5.2

Total trade and other receivables			128.4			131.0

All of the Group’s operating companies have policies and procedures in place to assess the creditworthiness of the customers with whom they do business. Where objective evidence exists that a trade receivable balance may be impaired, provision is made for the difference between its carrying amount and the present value of the estimated cash that will be recovered. Evidence of impairment may include such factors as the customer being in breach of contract, or entering bankruptcy or financial reorganisation proceedings. Impairment provisions are assessed on an individual customer basis for all significant outstanding balances and collectively for all remaining balances, based upon historical loss experience. Historical experience has shown that the Group’s trade receivable provisions are maintained at levels that are sufficient to absorb actual bad debt write-offs, without being excessive.

17.3 Movements on impairment provisions

	2014 £m	2013 £m
As at 1 January	2.1	4.2
Charge for the year	1.0	0.6
Receivables written off during the year as uncollectable	(0.3)	(2.1)
Unused amounts reversed	(0.2)	(0.6)

As at 31 December	2.6	2.1

Impairment charges, write-offs and the reversal of unused amounts shown in the table above are charged or credited as appropriate within administration, selling and distribution costs in the Group income statement. All of the provision for impairment of trade receivables at 31 December 2014 of £2.6m (2013: £2.1m) related to balances that were impaired on an individual basis.

Due to the large number of customers that the Group transacts its business with, none of which represents a significant proportion of the total outstanding trade receivables balance, the Group is not exposed to any significant concentration of credit risk. There is no significant difference between the fair value of the Group’s trade and other receivable balances and the amount at which they are reported in the Group balance sheet.

18. Inventories

18.1 Accounting policy

Inventories are stated at the lower of cost (using the first-in, first-out method) and net realisable value. Cost comprises expenditure incurred in purchasing or manufacturing inventories together with all other costs directly incurred in bringing the inventory to its present location and condition and, where appropriate, attributable production overheads based on normal activity levels. Net realisable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution. The amount of any write-down of inventories to net realisable value is recognised as an expense in the year in which the write-down occurs.

18.2 Analysis of inventories

	2014 £m	2013 £m
Raw materials	15.7	17.4
Work-in-progress	7.8	8.1
Finished goods	28.0	26.1

Total inventories	51.5	51.6

The cost of inventories recognised as an expense and included in cost of sales in the income statement during the year was

£338.5m (2013: £378.5m).

As at 31 December 2014, in addition to the inventory recorded in the balance sheet, the Group held £11.1m (2013: £10.1m) of precious metals on consignment terms. As the precious metals consignors retain title and associated risks and rewards of ownership under these arrangements, the value of the physical metal so held is not recognised in the balance sheet. Consequently, the obligations in respect of the consigned metal are not recognised as a liability in the Group balance sheet.

19. Derivative financial instruments

19.1 Accounting policy

The Group uses derivative financial instruments (“derivatives”) in the form of forward foreign currency contracts and forward commodity contracts to manage the effects of its exposure to foreign exchange risk and commodity price risk. The way in which derivatives are used to manage the Group’s financial risk is detailed in note 25.

Derivatives are measured at fair value. The fair value of forward foreign currency contracts and forward commodity contracts is calculated using market prices at the balance sheet date.

The method of recognising the gain or loss on remeasurement to fair value depends on whether the derivative is designated as a hedging instrument for hedge accounting purposes and, if so, the nature of the item being hedged. Strict conditions have to be satisfied in order to qualify for hedge accounting, including a determination both at inception of the hedge and on an ongoing basis that the hedge is expected to be highly effective in achieving offsetting changes in fair values or cash flows attributable to the hedged risk. The change in fair value of a derivative that is not designated as a hedging instrument for hedge accounting purposes is recognised within operating profit in the Group income statement. Wherever possible, the Group avoids the administrative burden of hedge accounting, and does not designate a derivative as a hedge when, in the absence of hedge accounting, the change in fair value of the hedged item is itself recognised within operating profit in the Group income statement in the same period as the change in fair value of the derivative. No derivatives are held for speculative purposes.

19. Derivative financial instruments (continued)

19.1 Accounting policy (continued)

Cash flow hedges

The effective part of any gain or loss on a derivative that is designated as a cash flow hedge is recognised in other comprehensive income and presented in the hedging reserve in equity. The ineffective part of any gain or loss is recognised immediately within operating profit. When the transaction that was being hedged is realised and affects profit or loss, the cumulative gain or loss on the derivative is removed from the hedging reserve and recognised in the income statement in the same period.

Fair value hedges

The change in fair value of a derivative that is designated as a fair value hedge is recognised within operating profit in the income statement. The carrying amount of the hedged item is adjusted by the change in its fair value that is attributable to the hedged risk and this adjustment is recognised within operating profit in the income statement.

19.2 Analysis of derivative financial instruments

	2014		2013
	Assets £m	Liabilities £m	Assets £m	Liabilities £m
Cash flow hedges	—	(0.3)	—	—
Fair value hedges	0.8	(0.4)	0.5	(0.2)

Total derivative financial instruments	0.8	(0.7)	0.5	(0.2)

All of the fair values shown in the table above have been calculated using quoted prices from active markets. Cash flows in respect of the cash flow hedges shown in the table above will all occur in 2015. All of the £0.7m (2013: £0.2m) of derivative liabilities reported in the table above will mature within a year of the balance sheet date.

Cash flow hedges

Cash flow hedges in the table above include: forward foreign currency contracts used to hedge the currency risk in forecast sales or purchases; interest rate swaps used to hedge the interest risk on borrowings under the Group’s syndicated bank facility; and forward metal purchase contracts used to hedge the cash flow risk relating to future sales arising from fluctuation in commodity metals prices.

Fair value hedges

Fair value hedges in the table above comprise forward foreign currency contracts used to hedge the currency risk in payables and receivables and forward metal sales contracts used to hedge the fair value risk relating to the balance sheet value of inventory arising from fluctuation in commodity metals prices.

20. Issued share capital

20.1 Accounting policy

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

20.2 Analysis of issued share capital

As at 1 January 2013 and 31 December 2013, the Company’s issued share capital was 278,448,752 ordinary shares of 10 pence each.

During 2014 the Company issued 11,972 ordinary shares of 10 pence each. On 4 August 2014, the Board of Alent plc announced its intention to pay a special dividend to shareholders of 15.0 pence (the “Special Dividend”) for every ordinary share of 10 pence each (the “Existing Ordinary Shares”). On 27 August 2014, a circular was sent to shareholders proposing a consolidation of Alent plc’s share capital (the “Share Consolidation”) in connection with the Special Dividend, which would result in every 23 Existing Ordinary Shares being consolidated into 22 ordinary shares of 10 5/11 pence each (the “New Ordinary Shares”).

The shareholders of Alent plc approved the Share Consolidation at a general meeting held on 26 September 2014. As a result and with effect from that date, Alent plc’s share capital was consolidated from 278,460,724 Existing Ordinary Shares into 266,353,736 New Ordinary Shares. Alent plc’s share capital as at 26 September 2014 and 31 December 2014 was £27,846,072 divided into 266,353,736 New Ordinary Shares.

As at 31 December 2014, the Company had an issued share capital of 266,353,736 ordinary shares of 10 5/11p each, being the total number of Alent plc shares with voting rights. All issued shares are fully paid. There are no other classes of share capital. The Company operates a number of share-based incentive plans. For these plans the Company can satisfy entitlements either by the acquisition of existing shares or by the issue of new shares. No ordinary shares have been issued in relation to the exercise of options granted under the Company’s share option schemes. During the year, 11,955 ordinary shares of 10 pence each, equivalent to 50% of Mr David Egan’s restricted share award, were issued for cash to satisfy his award. Resolutions giving the Directors the authority to allot shares and make allotments of shares to persons other than existing shareholders in certain circumstances will be proposed at the Company’s AGM in 2015.

21. Other reserves

	Other capital reserve £m	Other reserve £m	Capital redemption reserve £m	Hedging reserve £m	Translation reserve £m	Total other reserves £m
As at 1 January 2012	444.7	(862.4)	—	(1.6)	(2.4)	(421.7)
Items included within other comprehensive income:
Exchange differences on translation of the net assets of foreign operations	—	—	—	—	(11.0)	(11.0)
Change in fair value of cash flow hedges	—	—	—	1.9	—	1.9

As at 1 January 2013	444.7	(862.4)	—	0.3	(13.4)	(430.8)
Items included within other comprehensive income:
Exchange differences on translation of the net assets of foreign operations	—	—	—	—	(15.1)	(15.1)
Exchange differences on translation of net investment hedges	—	—	—	—	8.5	8.5
Change in fair value of cash flow hedges	—	—	—	(0.4)	—	(0.4)
Transactions with owners:
Redemption of redeemable preference shares	—	—	0.1	—	—	0.1

As at 1 January 2014	444.7	(862.4)	0.1	(0.1)	(20.0)	(437.7)
Items included within other comprehensive income:
Exchange differences on translation of the net assets of foreign operations	—	—	—	—	3.9	3.9
Exchange differences on translation of net investment hedges	—	—	—	—	(4.9)	(4.9)
Change in fair value of cash flow hedges	—	—	—	(0.3)	—	(0.3)

As at 31 December 2014	444.7	(862.4)	0.1	(0.4)	(21.0)	(439.0)

Other capital reserve

On 19 December 2012, Alent plc issued 278,448,752 ordinary shares of £1.50 each to the public shareholders of Vesuvius plc in return for the receipt of the entire share capital of Alent Investments Limited. Alent plc applied merger relief under section 612 of the Companies Act 2006 to this transaction and, accordingly, the £444.7m excess of the total market value of Alent Investments Limited, being £862.4m, over the nominal value of the shares issued of £417.7m has been recorded in the other capital reserve.

Other reserve

The other reserve arose as a result of applying reverse acquisition accounting following the demerger of the Alent Group from Cookson Group plc, and represents the difference between the capital reserves of the legal acquirer of the Alent Group, Alent plc, and those of the legal acquiree, Alent Investments Limited.

Capital redemption reserve

On 9 December 2013 Alent plc established a capital redemption reserve of £0.1m in respect of the redemption of 50,000 redeemable non-voting preference shares with a nominal value of £1.00, and the cancellation of 1 deferred share with a nominal value of £1.00.

Hedging reserve

The effective part of the gain or loss on derivatives designated as cash flow hedges is recognised in the hedging reserve, as explained in note 19.

Translation reserve

The translation reserve in the table above comprises all foreign exchange differences attributable to the owners of the parent. These exchange differences arise from the translation of the financial statements of foreign operations and from the translation of financial instruments that hedge the Group’s net investment in foreign operations.

22. Retained earnings

	Reserve for own shares £m	Other retained earnings £m	Total retained earnings £m
As at 1 January 2012	—	458.7	458.7
Profit for the year	—	45.0	45.0
Items included within other comprehensive income:
Remeasurement of the net defined benefit liability	—	(3.5)	(3.5)
Income tax relating to items recognised in other comprehensive income	—	0.2	0.2
Transactions with owners:
Recognition of share-based payments	—	1.0	1.0
Capital reduction	—	389.9	389.9
Capital contribution to Vesuvius plc	—	(245.0)	(245.0)
Capital contribution from Vesuvius plc	—	32.7	32.7

As at 1 January 2013	—	679.0	679.0
Profit for the year	—	61.6	61.6
Items included within other comprehensive income:
Remeasurement of the net defined benefit liability	—	3.9	3.9
Transactions with owners:
Recognition of share-based payments	—	1.4	1.4
Purchase of own shares	(0.2)	—	(0.2)
Redemption of redeemable preference shares	—	(0.1)	(0.1)
Equity dividends paid	—	(23.3)	(23.3)

As at 1 January 2014	(0.2)	722.5	722.3
Profit for the year	—	46.8	46.8
Items included within other comprehensive income:
Remeasurement of the net defined benefit liability	—	(7.0)	(7.0)
Income tax relating to items recognised in other comprehensive income	—	0.1	0.1
Transactions with owners:
Recognition of share-based payments	—	1.6	1.6
Purchase of own shares	(0.4)	—	(0.4)
Disposal of own shares	0.5	(0.5)	—
Equity dividends paid	—	(66.3)	(66.3)

As at 31 December 2014	(0.1)	697.2	697.1

23. Dividends

23.1 Ordinary dividend payments

A final dividend for the year ended 31 December 2013 of £15.9m (year ended 31 December 2012: £15.3m), equivalent to 5.71 pence (year ended 31 December 2012: 5.5 pence) per ordinary share, was paid in June 2014. An interim dividend for the year ended 31 December 2014 of £8.4m (2013: £8.0m; 2012: £nil), equivalent to 3.0 pence (2013: 2.89 pence; 2012: nil pence) per ordinary share was paid in October 2014, resulting in a total cash cost of ordinary dividends paid in 2014 of £24.3m (2013: £23.3m; 2012: £nil).

A proposed final dividend for the year ended 31 December 2014 of £16.0m, equivalent to 6.0 pence per ordinary share, is subject to approval by shareholders at the Company’s Annual General Meeting and has not been included as a liability in these financial statements. If approved by shareholders, the dividend will be paid on 19 June 2015 to ordinary shareholders on the register at 15 May 2015.

23.2 Special dividend payment

In addition to the ordinary dividends described above, the Board also approved a special dividend to shareholders of £42.0m (2013: £nil; 2012: £nil), equivalent to 15.0 pence (2013: nil pence; 2012 nil pence) per ordinary share. The special dividend was paid in October 2014.

23.3 Total dividend payments

Dividend payments in the Group statement of cash flows of £66.3m (2013: £23.3m; 2012: £nil) represent both the ordinary dividends paid in the year of £24.3m (2013: £23.3m; 2012: £nil) and the special dividend paid in the year of £42.0m (2013: £nil; 2012: £nil).

24. Financial risk management

24.1 Accounting policy

(a) Non-derivative financial instruments

Loans and borrowings are initially recognised at fair value plus directly attributable transaction costs. After initial recognition they are measured at amortised cost, using the effective interest method.

(b) Foreign currencies

The individual financial statements of each Group entity are prepared in their functional currency, which is the currency of the primary economic environment in which that entity operates. For the purpose of the consolidated financial statements, the results and financial position of each entity are translated into pounds sterling, which is the presentational currency of the Group.

Reporting foreign currency transactions in functional currency

Transactions in currencies other than the entity’s functional currency (foreign currencies) are initially recorded at the rates of exchange prevailing on the dates of the transactions. At each subsequent balance sheet date:

(i)	Foreign currency monetary items are retranslated at the rates prevailing at the balance sheet date. Exchange differences arising on the settlement or retranslation of monetary items are recognised in the Group income statement; and

(ii)	Non-monetary items measured at historical cost in a foreign currency are not retranslated.

Translation from functional currency to presentational currency

When the functional currency of a Group entity is different from the Group’s presentational currency (pounds sterling), its results and financial position are translated into the presentational currency as follows:

(i)	Assets and liabilities are translated using exchange rates prevailing at the balance sheet date;

(ii)	Income and expense items are translated at average exchange rates for the year, except where the use of such average rates does not approximate the exchange rate at the date of a specific transaction, in which case the transaction rate is used; and

(iii)	All resulting exchange differences are recognised in other comprehensive income and presented in the translation reserve in equity and are reclassified to profit or loss in the period in which the foreign operation is disposed.

Net investment in foreign operations

Exchange differences arising on a monetary item that forms part of a reporting entity’s net investment in a foreign operation are initially recognised in other comprehensive income and presented in the translation reserve in equity and reclassified to profit or loss on disposal of the net investment.

24.2 Financial risk factors

The Group’s treasury department, acting in accordance with policies approved by the Board, is principally responsible for managing the financial risks faced by the Group. The Group’s activities expose it to a variety of financial risks, the most significant of which are market risk and liquidity risk.

(a) Market risk

Market risk is the risk that either the fair values or the cash flows of the Group’s financial instruments may fluctuate because of changes in market prices. The Group is principally exposed to market risk through fluctuations in exchange rates (“currency risk”) and interest rates (“interest rate risk”).

24. Financial risk management (continued)

24.2 Financial risk factors (continued)

Currency risk

The Group is exposed to currency risk on its borrowings and financial assets (being cash and short-term deposits) that are denominated in currencies other than pounds sterling. The Group’s general policy is proportionally to match the currency profile of its core borrowings with the currency profile of its earnings and net assets achieved, where necessary, by the use of forward foreign exchange contracts (“FX swaps”). The currency profile of the Group’s borrowings and financial assets is shown in the table below.

	2014			2013
	Borrowings £m	Financial assets £m	Net debt £m	Borrowings £m	Financial assets £m	Net debt £m
Chinese renminbi	—	19.1	19.1	—	23.2	23.2
Euro	(25.7)	4.6	(21.1)	(31.5)	10.5	(21.0)
Sterling	(27.1)	2.7	(24.4)	(55.8)	5.7	(50.1)
United States dollar	(107.0)	1.4	(105.6)	(73.0)	0.2	(72.8)
Other	(0.5)	21.7	21.2	(1.4)	23.5	22.1
Capitalised borrowing costs	2.5	—	2.5	2.1	—	2.1

As at 31 December	(157.8)	49.5	(108.3)	(159.6)	63.1	(96.5)

Based upon the currency profile shown in the table above, while not impacting reported profit, the change in net debt arising from a 10% strengthening of sterling would increase reported equity by £7.9m (2013: £4.4m) and a corresponding 10% weakening of sterling would reduce reported equity by £9.6m (2013: £5.4m).

The tables below show the net unhedged monetary assets and liabilities of Group companies that are not denominated in their functional currency and which could give rise to exchange gains and losses in the Group income statement.

	Net unhedged monetary assets/(liabilities)
	Sterling £m	US dollar £m	Euro £m	Renminbi £m	Other £m	Total £m
Functional currency:
Sterling	—	0.5	0.7	(0.5)	0.3	1.0
United States dollar	—	—	(0.3)	0.1	0.8	0.6
Euro	(0.1)	(0.2)	—	—	(0.2)	(0.5)
Chinese renminbi	(0.1)	2.8	(0.8)	—	1.6	3.5
Other	—	3.7	0.3	—	(0.7)	3.3

As at 31 December 2014	(0.2)	6.8	(0.1)	(0.4)	1.8	7.9

	Net unhedged monetary assets/(liabilities)
	Sterling £m	US dollar £m	Euro £m	Renminbi £m	Other £m	Total £m
Functional currency:
Sterling	—	(0.9)	0.1	—	—	(0.8)
United States dollar	(2.2)	—	(0.1)	—	1.9	(0.4)
Euro	—	(0.3)	—	—	—	(0.3)
Chinese renminbi	—	5.6	(0.6)	—	0.8	5.8
Other	—	10.8	(0.1)	—	0.7	11.4

As at 31 December 2013	(2.2)	15.2	(0.7)	—	3.4	15.7

24.	Financial risk management (continued)

24.2 Financial risk factors (continued)

Interest rate risk

The Group’s interest rate risk principally arises in relation to its net financial debt.

The interest rate profile of the Group’s borrowings and net financial debt is detailed in the tables below.

	Fixed rate financial liabilities £m	Floating rate financial liabilities £m	Total financial liabilities £m	Financial assets £m	Net financial assets/(debt) £m
Chinese renminbi	—	—	—	19.1	19.1
Euro	(23.3)	(2.4)	(25.7)	4.6	(21.1)
Sterling	—	(27.1)	(27.1)	2.7	(24.4)
United States dollar	(86.7)	(20.3)	(107.0)	1.4	(105.6)
Other	—	(0.5)	(0.5)	21.7	21.2
Capitalised borrowing costs	1.7	0.8	2.5	—	2.5

As at 31 December 2014	(108.3)	(49.5)	(157.8)	49.5	(108.3)

The fixed rate financial liabilities comprise drawings under the Group’s syndicated bank facility on which the interest rate has been fixed by means of interest rate swaps. These swaps terminate on 25 July 2016, from which date these drawings will be classified as floating rate borrowings.

	Fixed rate financial liabilities £m	Floating rate financial liabilities £m	Total financial liabilities £m	Financial assets £m	Net financial assets/(debt) £m
Chinese renminbi	—	—	—	23.2	23.2
Euro	(29.1)	(2.4)	(31.5)	10.5	(21.0)
Sterling	(30.0)	(25.8)	(55.8)	5.7	(50.1)
United States dollar	(72.4)	(0.6)	(73.0)	0.2	(72.8)
Other	—	(1.4)	(1.4)	23.5	22.1
Capitalised borrowing costs	1.9	0.2	2.1	—	2.1

As at 31 December 2013	(129.6)	(30.0)	(159.6)	63.1	(96.5)

The floating rate financial liabilities shown in the tables above bear interest at various rates. The financial assets attract floating rate interest at various rates.

Based upon the interest rate profile of the Group’s financial assets and liabilities shown in the tables above, a 1% increase in market interest rates would decrease both the net finance costs charged in the Group income statement and the net interest paid in the Group statement of cash flows by £0.5m (2013: £0.3m) and a 1% reduction in market interest rates would increase both the net finance costs charged in the Group income statement and the net interest paid in the Group statement of cash flows by £0.5m (2013: £0.3m). Similarly, a 1% increase or decrease in market interest rates would result in no change (2013: no change) in the fair value of the Group’s net debt.

24.	Financial risk management (continued)

24.2 Financial risk factors (continued)

(b) Liquidity risk

Liquidity risk is the risk that the Group might have difficulties in meeting its financial obligations. The Group manages this risk by ensuring that it maintains sufficient levels of committed borrowing facilities and cash and cash equivalents to ensure that it can meet its operational cash flow requirements and any maturing financial liabilities, while at all times operating within its financial covenants. The level of operational headroom provided by the Group’s committed borrowing facilities is reviewed at least annually as part of the Group’s three year planning process. Where this process indicates a need for additional finance, this will normally be addressed 12 to 18 months in advance by means of either additional committed bank facilities or raising finance in the capital markets.

As at 31 December 2014, the Group had committed borrowing facilities of £300m (2013: £300m), of which £144.7m (2013: £145.5m) were undrawn. These undrawn facilities are due to expire in September 2019.

The maturity analysis of the Group’s gross borrowings is shown in the tables below.

	Non-current		Current		Total
	2014 £m	2013 £m	2014 £m	2013 £m	2014 £m	2013 £m
Loans and overdrafts	155.2	154.5	4.6	6.8	159.8	161.3
Obligations under finance leases	0.3	0.2	0.2	0.2	0.5	0.4
Capitalised borrowing costs	(2.5)	(1.3)	—	(0.8)	(2.5)	(2.1)

Total interest-bearing borrowings	153.0	153.4	4.8	6.2	157.8	159.6

	2014 £m	2013 £m
Interest-bearing borrowings repayable
On demand or within one year	4.8	7.0
In the second year	0.1	0.2
In the third year	0.1	—
In the fourth year	0.1	154.5
In the fifth year	155.2	—
Capitalised borrowing costs	(2.5)	(2.1)

Total interest-bearing borrowings	157.8	159.6

The Group’s committed borrowing facilities of £300m (2013: £300m) were refinanced in October 2014, with the term of the facility being extended by a further two years to September 2019.

24.	Financial risk management (continued)

24.3 Capital management

The Group monitors its capital using a number of key performance indicators, including free cash flow, average working capital to sales ratios, net debt to EBITDA ratios and ROCE (note 4). The Group’s objectives when managing its capital are:

•	to ensure that the Group and all of its businesses are able to operate as going concerns and ensure that the Group operates within the financial covenants contained within its debt facilities;

•	to maximise shareholder value through maintaining an appropriate balance between the Group’s equity and net debt;

•	to have available the necessary financial resources to allow the Group to invest in areas that may deliver acceptable future returns; and

•	to maintain sufficient financial resources to mitigate against risks and unforeseen events.

The Group operated comfortably within the requirements of its debt covenants and has substantial liquidity headroom within its committed debt facilities.

Net debt as at 31 December 2014 was £108.3m (2013: £96.5m). Gross borrowings were £157.8m (2013: £159.6m), whilst cash on hand was £49.5m (2013: £63.1m). As at 31 December 2014, the Group’s gross borrowings were denominated in US Dollars (67%; 2013: 45%), Euros (16%; 2013: 20%) and Pounds Sterling (17%; 2013: 35%).

£155.3m (2013: £154.5m) of the Group’s gross borrowings comprise drawings under a £300m committed bank facility. Loans made under this facility bear interest at a floating rate per annum based on the London Interbank Offer Rate (LIBOR) as applicable plus a margin ranging from 0.80% per annum to 1.50% per annum depending on the ratio of consolidated net borrowings to adjusted EBITDA. The facility expires in September 2019.

Financial covenants applicable to the facility include adjusted EBITDA to net interest (minimum 4.0 times) and net debt to adjusted EBITDA (maximum 3.0 times). As at 31 December 2014, Alent was operating well within these covenants as the ratio of net debt to EBITDA was 1.0 times (2013: 1.0 times) and the ratio of EBITDA to net interest was 30.7 times (2013: 22.0 times).

25. Employee benefits

25.1 Accounting policy

(a) Defined benefit plans

The Group’s net obligation in respect of its defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount using interest rates on high quality corporate bonds that have terms to maturity approximating the terms of the related pension liability, and deducting the fair value of any plan assets. These calculations are performed by independent actuaries using the projected unit credit method.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses on the defined benefit obligations and the return on the plan assets, are recognised in the Group statement of comprehensive income. The net interest expense on the net defined benefit liability is determined by applying the discount rate used to measure the defined benefit obligation at the beginning of the year to the net defined benefit liability at the beginning of the year and taking into account changes in the net defined benefit liability during the year as a result of contributions and benefit payments. Net interest expense is recognised in the Group income statement. Gains and losses arising on settlements and curtailments are also recognised in the Group income statement.

(b) Defined contribution plans

The Group makes payments to defined contribution pension plans and has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense in the Group income statement when they fall due.

25.2 Group post-retirement plans

The Group operates a number of pension plans around the world, both of the defined benefit and defined contribution type.

(a) Defined benefit plans

The Group’s principal defined benefit pension plans are in the US. The assets of the US plans are held outside the Group in funds administered by an investment committee comprised of senior Group executives, which takes advice from independent third party actuarial and investment advisors. The investment committee is required to act in the best interests of the plan’s beneficiaries.

The Group also has defined benefit pension plans in other territories, but these are not individually material in relation to the Group as a whole.

25. Employee benefits (continued)

25.2 Group post-retirement plans (continued)

The Group’s US defined benefit plans are closed to new members and to future benefit accrual for existing members. These plans provide retirement benefits based on final salary or a fixed benefit. The main US plan, the Retirement Security Plan, has a minimum performance level guaranteed by the Group on the members’ accounts. The cash balance rate assumption in the table in note 25.3(a) refers to this minimum return.

Actuarial valuations of the US plan are carried out annually by independent actuaries and the last full valuation was carried out as at 31 December 2013. At that date, the market value of the plan assets was £43.6m, representing a funding level of 80% of funded accrued plan benefits of £54.8m.

Funding levels for the Group’s US defined benefit plan are determined by management after taking into account the results of the annual valuations of the plans, minimum funding levels prescribed by US government regulations and advice received from the Group’s independent investment advisers. In 2014, the Group made additional funding contributions in to its US defined benefit plans of £2.4m and is expected to make a similar level of contributions in 2015.

(b) Defined contribution pension plans

The total expense recognised for the Group’s defined contribution pension plans and recognised in the Group income statement for the year amounted to £6.1m (2013: £5.8m; 2012: £5.6m).

25.3 Defined benefit obligation

(a) Actuarial assumptions

Actuarial assumptions are set by the Directors after consultation with independent professionally qualified actuaries. The principal assumptions used in calculating the costs and obligations of the Group’s defined benefit pension plans relate to the Group’s US plans and these are summarised in the tables below.

Life expectancy of US pension plan members	2014 years	2013 years
Age to which current pensioners are expected to live – Men	86.6	85.1
– Women	88.8	87.3
Age to which future pensioners are expected to live – Men	88.3	87.2
– Women	90.5	89.2

The mortality assumptions summarised in the table above are based on fully generational mortality tables that explicitly allow for differences in mortality levels and future trends in mortality, for people born in different years.

The other principal actuarial assumptions for the Group’s US defined benefit pension plans are shown below.

	2014 % p.a.	2013 % p.a.
Discount rate	3.60	4.50
Cash balance rate	5.25	5.25

The discount rates in the table above, which are used to determine the liabilities of the US plans, are determined by reference to market yields on high quality corporate bonds, using the Citigroup pension discount curve. The cash balance rate is the minimum performance level guaranteed by the Group to members of its main US defined benefit plan.

25. Employee benefits (continued)

25.3 Defined benefit obligation (continued)

(b) Sensitivity analysis

The following table analyses the theoretical estimated impact on the Group’s US pension plan liabilities resulting from changes to key actuarial assumptions, whilst holding all other assumptions constant.

Assumption	Change in assumption	Impact on US plan liabilities
Discount rate	Increase/decrease by 0.1%	Decrease/increase by 1.1%
Mortality	Increase by one year	Increase by 2.9%

25.4 Movement in net defined benefit liabilities

The following table shows a reconciliation from the opening balances to the closing balances for the Group’s net defined benefit liability.

	Present value of defined benefit obligation		Fair value of plan assets		Net defined benefit liability
	2014 £m	2013 £m	2014 £m	2013 £m	2014 £m	2013 £m
At 1 January	58.7	65.4	(39.9)	(41.1)	18.8	24.3
Included in Group income statement
Current service cost	0.1	0.3	—	—	0.1	0.3
Interest cost/(income)	2.4	2.3	(1.6)	(1.2)	0.8	1.1

	2.5	2.6	(1.6)	(1.2)	0.9	1.4

Included in other comprehensive income
Remeasurements:
– Actuarial gain from changes in demographic assumptions		(0.5)		—		(0.5)
	1.7		—		1.7
– Actuarial (gain)/loss from changes in financial assumptions		(5.5)		—		(5.5)
	6.7		—		6.7
– Actuarial loss/(gain) from experience adjustments		1.1		—		1.1
	0.5		—		0.5
– Return on plan assets	—	—	(1.9)	1.0	(1.9)	1.0
	8.9	(4.9)	(1.9)	1.0	7.0	(3.9)
Exchange differences	3.1	(0.8)	(2.6)	0.6	0.5	(0.2)

	12.0	(5.7)	(4.5)	1.6	7.5	(4.1)

Other
Employer contributions to funded plans	—	—	(2.5)	(2.0)	(2.5)	(2.0)
Benefits paid – funded plans	(2.7)	(2.8)	2.7	2.8	—	—
– unfunded plans	(0.6)	(0.8)	—	—	(0.6)	(0.8)

At 31 December	69.9	58.7	(45.8)	(39.9)	24.1	18.8

Analysis of net defined benefit liability
In funded plans					12.1	8.0
In unfunded plans					12.0	10.8

					24.1	18.8

The average duration of the obligations to which the liabilities of the Group’s US pension plans relate is 11 years.

25. Employee benefits (continued)

25.5 Plan assets

Plan assets comprise:

	2014 £m	2013 £m
Equities	11.4	10.1
Bonds	30.7	25.7
Cash	3.7	4.1

Total assets	45.8	39.9

The allocation of assets in the Group’s US plan is based upon a liability-focused investment strategy, designed to reduce the funding volatility of the plan as the funding level improves, and substantially to remove the investment risk of the plan once full funding on an accounting valuation basis is achieved. This is accomplished by dividing the portfolio into “return-seeking” and “liability-matching” portfolios. The return-seeking assets are designed to generate returns in excess of the change in the value of the plan’s projected liabilities and the liability-matching portfolio, comprised of high quality fixed income investments, is designed to match the change in value of the plan’s liabilities. The mix at 31 December 2014 between return-seeking and liability-matching assets was approximately 40%/60%. Other assets in the table above are principally comprised of cash. The values of all of the assets shown in the table above are based upon quoted market prices in active markets.

25.6 Income statement recognition

The total net charge of £0.9m (2013: £1.4m; 2012: credit £1.0m) recognised in the Group income statement in respect of the Group’s defined benefit plans is recognised in the following lines:

	2014 £m	2013 £m	2012 £m
In arriving at operating profit – within manufacturing costs	—	0.1	0.2
– within administration, selling and distribution costs	0.1	0.2	(1.7)
In arriving at profit before tax – within finance costs	0.8	1.1	0.5

Total net charge	0.9	1.4	(1.0)

General pension plan administration costs paid out of plan assets during the year are included within ordinary finance costs and amounted to £0.1m (2013: £0.2m; 2012: £0.2m).

25.7 Historical information

The history of the fair value of the Group’s plan assets, the present value of defined benefit obligations, the net defined benefit liability in the plans and the experience gains and losses on plan assets and liabilities are shown below.

	Defined benefit plans
	2014 £m	2013 £m	2012 £m	2011 £m	2010 £m
Fair value of plan assets	45.8	39.9	41.1	45.0	51.9
Present value of defined benefit obligations	(69.9)	(58.7)	(65.4)	(71.4)	(78.8)

Net defined benefit liability	(24.1)	(18.8)	(24.3)	(26.4)	(26.9)

Experience losses/(gains) on plan liabilities	0.5	1.1	(0.3)	(0.6)	0.3
Experience losses/(gains) on plan assets	(1.9)	1.0	(1.6)	(1.4)	(0.8)

The cumulative amount of actuarial losses recognised in the Group statement of comprehensive income is £29.5m (2013: £22.5m).

26. Share-based payments

26.1 Accounting policy

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date takes account of the effect of market-based conditions, such as the Total Shareholder Return target upon which vesting for some of the awards is conditional, and is expensed to the Group income statement on a straight-line basis over the vesting period with a corresponding increase in equity. The cumulative expense recognised is adjusted for the best estimate of the shares that will eventually vest and for the effect of other non market-based vesting conditions, such as growth in headline earnings per share, which are not included in the fair value determined at the date of grant.

For cash-settled share-based payments, the fair value of the liability is determined at each balance sheet date, and is expensed to the Group income statement over the vesting period with a corresponding increase in liabilities.

26.2 Details of outstanding awards

The number of awards and associated share prices in the tables below have been restated following the demerger of the Alent plc business from the former Cookson Group plc.

Outstanding awards
	As at 1 January 2014 no.	Granted no.	Exercised no.	Forfeited/ lapsed no.	As at 31 December 2014 no.	Awards exercisable as at 31 December 2014 no.	Weighted average outstanding contractual life of awards years	Range of exercise prices pence
Performance shares	2,335,152	1,056,533	—	(802,782)	2,588,903	—	2.8

Weighted average exercise price	nil	nil	—	nil	nil	—		n/a

Other shares	383,937	56,627	(199,633)	(21,850)	219,081	—	1.7

Weighted average exercise price	nil	nil	nil	nil	nil	—		n/a

Outstanding awards
	As at 1 January 2013 no.	Granted no.	Exercised no.	Forfeited/ lapsed no.	As at 31 December 2013 no.	Awards exercisable as at 31 December 2013 no.	Weighted average outstanding contractual life of awards years	Range of exercise prices pence
Performance shares	2,391,053	795,576	(572,742)	(278,735)	2,335,152	—	2.0

Weighted average exercise price	nil	nil	nil	nil	nil	—		n/a

Other shares	370,645	73,805	(60,513)	—	383,937	—	1.4

Weighted average exercise price	nil	nil	nil	—	nil	—		n/a

For awards exercised during 2014, the share price at the date of exercise was 312.3p (2013: 345.3p).

26. Share-based payments (continued)

26.3 Income statement recognition

The total expense recognised in the Group income statement is shown below.

	2014 £m	2013 £m	2012 £m
Performance shares	1.0	0.8	1.0
Other shares	0.3	0.5	0.2

Total share-based payments expense	1.3	1.3	1.2

The Group operates a number of different share-based payment arrangements. The principal plans are equity-settled, have a vesting period of three years and performance conditions based upon adjusted earnings per share (note 4.3) and total shareholder return measures.

26.4 Performance share awards granted during the year

	2014		2013
	EPS element	TSR element	EPS element	TSR element
Fair value of awards granted (per share)	323.5p	154.1p	340.0p	192.2p
Share price on date of grant (per share)	323.5p	323.5p	340.0p	340.0p
Expected volatility	n/a	31.0%	n/a	31.8%
Risk-free interest rate	n/a	1.0%	n/a	0.3%
Exercise price (per share)	nil	nil	nil	nil
Expected term (years)	5	5	4	4
Expected dividend yield	0%	0%	0%	0%

27. Trade and other payables

27.1 Accounting policy

Trade and other payables are initially recognised at fair value and subsequently measured at amortised cost, using the effective interest method.

27.2 Analysis of trade and other payables

	2014 £m	2013 £m
Non-current
Deferred purchase consideration	0.4	0.6

Total non-current other payables	0.4	0.6

Current
Trade payables	35.2	42.0
Other taxes and social security	5.4	5.4
Accruals and other payables	37.9	31.7
Deferred purchase consideration	0.4	1.0

Total current trade and other payables	78.9	80.1

There is no significant difference between the fair value of the Group’s trade and other payables balances and the amount at which they are reported in the Group balance sheet.

28. Leases

28.1 Accounting policy

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases. Rentals payable under operating leases are charged to the income statement on a straight-line basis over the term of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

28.2 Operating lease commitments

	2014 £m	2013 £m
The future aggregate minimum lease payments under non-cancellable operating leases are payable as follows:
Not later than one year	5.6	5.4
Later than one year and not later than five years	12.7	13.0
Later than five years	2.4	2.7

Total operating lease commitments	20.7	21.1

The Group’s property, plant and equipment assets are either purchased outright or held under lease contracts. Where the terms of the lease transfer substantially all the risks and rewards of ownership of the asset to the Group, the asset is capitalised in the Group balance sheet and the corresponding liability to the lessor is recognised as a finance lease obligation. Where all the risks and rewards of ownership are not transferred to the Group, the lease is classified as an operating lease and neither the asset nor the corresponding liability to the lessor is recognised in the Group balance sheet. The net book value of the Group’s property, plant and equipment assets held under finance lease contracts at 31 December 2014 and 31 December 2013 was not material.

The cost incurred by the Group in the year in respect of assets held under operating leases, all of which was charged within operating profit, amounted to £6.2m (2013: £6.4m).

29. Provisions

29.1 Accounting policy

Provisions are recognised when the Group has a present obligation as a result of a past event and it is probable that the Group will be required to settle that obligation. Provisions are measured at the Directors’ best estimate of the expenditure required to settle the obligation at the balance sheet date. Where the effect of the time value of money is material, provisions are discounted using a pre- tax discount rate that reflects both the current market assessment of the time value of money and the specific risks associated with the obligation. Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

29.2 Analysis of provisions

	Disposal and closure costs £m	Litigation costs £m	Restructuring and other charges £m	Total £m
As at 1 January 2014	13.5	—	10.0	23.5
Exchange adjustments	1.0	—	(0.7)	0.3
Charge to Group income statement	3.0	6.8	5.5	15.3
Transfers	1.1	—	(0.2)	0.9
Cash spend	(1.1)	—	(8.2)	(9.3)

As at 31 December 2014	17.5	6.8	6.4	30.7

Of the total provision balance as at 31 December 2014 of £30.7m (2013: £23.5m), £14.4m (2013: £11.7m) is recognised in the Group balance sheet within non-current liabilities and £16.3m (2013: £11.8m) within current liabilities. During the year, £1.1m was reclassified to the provision for disposal and closure costs; £0.2m came from restructuring provisions and £0.9m from accruals.

29. Provisions (continued)

29.2 Analysis of provisions (continued)

The provision for disposal and closure costs includes the Directors’ best estimate of the costs to be incurred in connection with the sites of former Group businesses that were either closed or disposed of in prior years. The provision as at 31 December 2014 and 31 December 2013, principally comprised amounts payable in respect of environmental remediation and monitoring works, demolition and site clean-up costs, and associated regulatory liabilities. As the settlement of many of the obligations for which provision is made is subject to legal or other regulatory process, the timing of the associated cash outflows is subject to some uncertainty, but the majority of the amounts provided are expected to be utilised over the next five to ten years.

In 2014 the Group recognised litigation charges arising on settlement of legacy issues that pre-dated the demerger from Cookson Group plc in 2012. Of these charges, £6.4m relates to the full and final settlement that was reached in February 2015 of actions brought by MacDermid (incorporated in the United States) against Alent and Vesuvius plc that arose out of corporate activity between the parties in 2006, and represents Alent’s share of the gross settlement. Of the £6.8m provision held at the end of the year, £6.4m was paid in March 2015 and the balance of the provision is expected to be fully utilised in 2015. At 31 December 2013, when the timing and outcome of this litigation were both uncertain (MacDermid had claimed damages of approximately $62m, plus punitive or exemplary damages, costs and interest), no provision was made and the issue was disclosed as a contingent liability.

Provisions for restructuring and other charges include the costs of all of the Group’s initiatives to restructure its operating activities. The balance of £6.4m as at 31 December 2014 includes £2.3m in relation to onerous leases terminating in between four and twelve years, and £3.8m in relation to other restructuring initiatives, all of which is expected to be paid out in 2015. The balance of £10.0m as at 31 December 2013 includes £2.8m in relation to onerous lease provisions in respect of leases terminating between five and thirteen years, and £6.9m in relation to future expenditure on restructuring initiatives which is expected to be paid out over the next two years.

30. Off-balance sheet arrangements

In compliance with current reporting requirements, certain arrangements entered into by the Group in its normal course of business are not reported in the Group balance sheet. Of such arrangements, those considered material by the Directors are inventory held under precious metal consignment arrangements (note 18) and future lease payments in relation to assets used by the Group under non-cancellable operating leases (note 28).

31. Contingent liabilities

The Group has extensive international operations and is subject to various legal and regulatory regimes, including those covering taxation and environmental matters. Legal claims have been brought against certain Group companies by third parties alleging that persons have been harmed by exposure to hazardous materials used by those companies in the manufacture of industrial and consumer products, and further claims may be brought in the future. Several of the Group’s subsidiaries are subject to legal proceedings, certain of which are insured claims arising in the ordinary course of the operations of the company involved, and the Directors are aware of a number of issues which are, or may be, the subject of dispute with tax authorities. Reserves are made for the expected amounts payable in respect of known or probable costs resulting both from legal or other regulatory requirements , or from third-party claims. As the settlement of many of the obligations for which reserve is made is subject to legal or other regulatory process, the timing and amount of the associated outflows is subject to some uncertainty.

32. Related parties

32.1 Remuneration of key management personnel

The members of the Board of Directors of Alent are the key management personnel of Alent. With effect from 4 September 2014, Rick Ertmann (President of Alent’s Assembly Materials Division) fulfilled the role of Interim Chief Executive, and the analysis in the table below includes his remuneration from this date.

	2014 £m	2013 £m	2012 £m
Short-term employee benefits	1.6	0.8	0.4
Post-employment benefits	0.2	0.2	0.2
Loss of office payments	0.4	—	—
Share-based payments	0.8	0.6	0.3

Total remuneration of key management personnel	3.0	1.6	0.9

32. Related parties (continued)

32.2 Related party transactions

All transactions with related parties are conducted on an arm’s length basis and in accordance with normal business terms. Transactions between related parties that are Group subsidiaries are eliminated on consolidation.

Prior to the demerger from Cookson Group plc on 19 December 2012, Vesuvius plc was a related party and the table below reports the transactions that Alent had with Vesuvius prior to the demerger.

	2014 £m	2013 £m	2012 £m
Net interest expense	—	—	2.3
Net management fees expense	—	—	5.5
Net dividend expense	—	—	355.9